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  FORM 3                                                     OMB APPROVAL
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                                                    OMB Number:  3235-0104
                                                    Expires:  January 31, 2005
                                                    Estimated average burden
                                                    hours per response......0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

 Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
         Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1.  Name and Address of Reporting Person*

         Vogler                      James                            R.
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        (Last)                      (First)                        (Middle)


         1585 Hickory Lane
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                                   (Street)


        Winnetka                     Illinois                        60093
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        (City)                      (State)                           (Zip)



2.  Date of Event Requiring Statement (Month/Day/Year)               06/23/01
                                                      --------------------------

3.  IRS Identification Number of Reporting Person if an Entity (Voluntary) -----

4.  Issuer Name and Ticker or Trading Symbol    U.S. Laboratories Inc. (USLB)
                                             -----------------------------------


5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

     X  Director    ___ Officer             ___ 10% Owner    ___ Other
    ---                 (give title below)                   (specify below)
    ----------------------------------------------------------------------------


6.  If Amendment, Date of Original (Month/Day/Year)
                                                    ----------------------------

    ----------------------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)

      X  Form Filed by One Reporting Person
    ----
    ____ Form filed by More than One Reporting Person


             Table I--Non-Derivative Securities Beneficially Owned


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1. Title of     2. Amount of Securities  3. Ownership Form:  4. Nature of
   Security        Beneficially Owned       Direct (D) or       Indirect Bene-
   (Instr. 4)      (Instr. 4)               Indirect (I)        ficial Ownership
                                            (Instr. 5)          (Instr. 5)
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
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


                                                                          (Over)
                                                                SEC 1473 (02-02)

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FORM 3 (continued)

               Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


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 1. Title of Derivative        2. Date Exer-    3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of In-
    Security (Instr. 4)           cisable and      Underlying Derivative Security      or              Form of        direct Bene-
                                  Expiration       (Instr. 4)                          Exercise        Derivative     ficial
                                  Date                                                 Price           Security:      Ownership
                                  (Month/Day/                                          of              Direct (D)     (Instr. 5)
                                  Year)                                                Derivative      or In-
                              ----------------------------------------------------     Security        direct (I)
                               Date      Expira-                        Amount or                      (Instr. 5)
                               Exer-     tion            Title          Number of
                               cisable   Date                           Shares
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
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

Explanation of Responses:


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*   If the form is filed by more than one reported person, see Instruction
    5(b)(v).



                                  /s/ James R.Vogler              March 26, 2002
                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


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                                                                SEC 1473 (02-02)